Reflect Scientific, Inc. Announces It Has Completed the Acquisition of Image Labs International

Orem, Utah -- (BUSINESS WIRE) Tuesday, March 6, 2007-- Reflect Scientific, Inc. (OTC: BB RSCF), an industry leader in the manufacture, supply and distribution of Scientific equipment and related supplies, announces the Company has completed the closing of the Agreement and Plan of Merger with Image Labs International (ILI).

ILI develops, manufactures and markets a range of optical imaging systems and automated machine vision inspection tools. These products provide value added technological solutions to a wide group of industries that includes semiconductor, aerospace, defense and environmental.

"Image Labs strategic fit with Reflect Scientific is excellent   it broadens
our existing product line and expands our market reach. Its CATPRO automated quality control inspection tools will share the same manufacturing and quality infrastructure as our recently acquired Cryometrix business. Complementary skills in design and manufacturing of capital equipment and the addition of core capabilities in automation engineering and software will greatly benefit our overall business initiatives. We are very pleased to have completed an acquisition that enables us to continue building our strong foundation for growth, allowing us to better serve our customers in a manner that adds value for our shareholders." Remarked Mr. John Hammerman, VP business development for Reflect Scientific.

ILI will continue to be managed by its founder Mr. Brian Smithgall. A new division will also be formed to focus support for a growing industry need in the area of automated inspection of environmental catalysts, in particular those needed to address new regulatory standards for diesel emissions. This business will be named Miralogix and will be led by Mr. Eric Pierson.

About Image Labs International:
Established in 1993 and located in Bozeman, Montana, ILI is a manufacturer and developer of scientific equipment. The primary product Lines focus in the areas of automated inspection, measurement and material handling. The company operates within dynamic capital equipment markets and has been listed on the INC 500 as one of America's fastest growing companies.

About Reflect Scientific:
Reflect Scientific provides Scientific products for the biotechnology, pharmaceutical and medical industries and has had consistent year-over-year growth for more than 14 years. Reflect Scientific targets strategic acquisitions that will increase revenue and profits in their primary markets and that will fulfill Reflect's strategic imperative of significant, sustained revenue growth through innovative market need-based products.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

For information related to the Reflect Scientific, contact Investor Relations:
Michael Dancy, 801-746-3570, email: medancy@allwest.net, or visit: www.reflectscientific.com.